Exhibit 4.6

RADWARE LTD. KEY EMPLOYEE SHARE INCENTIVE PLAN (1997)
(As Amended and Restated on March 21, 2013)

1.	Name:

This plan, as amended from time to time, shall be known as the “RADWARE LTD. Key Employee Share Incentive Plan (1997)” (as amended, the “Plan”).

2.	Purpose:

The purpose and intent of the Plan is to provide incentives to employees of RADWARE LTD. (the “Company”) and its subsidiaries (subject to approval by the Israeli Income Tax Authorities) by providing them with opportunities to purchase shares in the Company, pursuant to a plan approved by the Board of Directors of the Company which is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (hereinafter - the “Ordinance”) and the rules, promulgated thereunder (with respect to employees who are subject to the provisions of the Ordinance).

3.	Administration:

3.1.
The Plan will be administered by the Board of Directors or if permitted by applicable law, a committee thereof, if and as directed by the Board of Directors (the Board of Directors or the committee, as the case may be, the “Committee”), which will consist of such number of Directors of the Company (not less than two (2) in number), as may be fixed from time to time by the Board of Directors of the Company.  The Board of Directors shall appoint the members of the Committee and may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

3.2.
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.  Actions at a meeting of the Committee at which all its members are present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3.
Subject to the general terms and conditions of this Plan, the Committee shall have full authority to determine, in its discretion, from time to time and at any time (i) the persons (“Grantees”) to whom “Option Awards” (as hereinafter defined) shall be granted, (ii) the number of shares to be covered by each Option Award, (iii) the time or times at which the same shall be granted, (iv) the price, schedule and conditions on which such Option Awards may be exercised and on which such shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.4.
The Committee may from time to time adopt such rules and regulations for carrying out the plan as it may deem best.  No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Award granted thereunder.

3.5.	The interpretation and construction by the Committee of any provision of the Plan or of any Option Award thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

3.6.	The Board of Directors of the Company is empowered to act in place of the Committee if it deems fit.

4.	Eligible Grantees:

4.1.
No Option Award may be granted to any person who is a shareholder in control or will become a shareholder in control as a result of the Option granted to him. For this section a shareholder in control is as defined in section 32(9) of the Ordinance.

4.2.
Subject to the limitation set forth in Section  4.1 hereof, Option Awards may be granted to any officer, key employee or other employee of the Company, its subsidiaries and its RAD-Bynet Affiliates, whether or not a Director of the Company, against waiver by such grantee of a certain amount of his salary.  The grant of an Option Award to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share incentive or stock option plan of the Company or any of its affiliates.

5.	Trustee:

The Option Awards and/or shares in the Company which will be issued upon the exercise of the Option Awards will be held in trust and registered under the name of a trustee (the “Trustee”) who will hold the same pursuant to the Company’s instructions from time to time.  Except as provided for in Section 10.7 hereinbelow, in no event will the Trustee release the shares before the later of (i) the initial public offering (“IPO”) of the shares of the Company or (ii) the lapse of twenty-four (24) months as of the registration of options in the name of the Trustee on behalf of the Grantee.  The Trustee shall empower Yehuda Zisapel and Zohar Zisapel together with all the voting rights of the shares and shall not exercise the voting rights in any other way whatsoever.

6.	Reserved Shares:

The Company has reserved  11,097,318 authorized but unissued Ordinary Shares (nominal value NIS 0.10 per share) ("Shares") for purposes of the Plan, subject to adjustment as provided in Section 12 hereof, as may be increased from time to time by the Board of Directors.  All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through the Option Awards under the Plan.

7.	Option Awards:

7.1.
The Committee in its discretion may award to Grantees options to purchase Shares in the Company available under the Plan or Restricted Share Units (as defined in Section 11 below), as the case may be (collectively “Option Awards”).  The date of grant of each Option Award shall be the date specified by the Committee at the time such award is made.

7.2.
The instrument granting an Option Award shall state, inter alia, the number of Shares covered thereby, the dates when it may be exercised, the option price, the schedule on which such Shares may be paid for and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

8.	Option Price:

The price per Share covered by each Option Award shall be as determined by the Committee on the date of grant, provided that such price per Share for any Option Award shall not be less than the par value of the Share.

9.	Exercise of Option Award:

9.1.	Option Awards shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

9.2.
An Option Award, or any part thereof, shall be exercisable by the Grantee’s signing and returning to the Company at its principal office, with a copy to the Trustee, a “Notice of Exercise” which will also constitute a Share Incentive Agreement (the “Agreement”) in such form and substance as may be prescribed by the Committee from time to time.

9.3.
Anything herein to the contrary notwithstanding, but without derogating from the provisions of Sections 5 and 10 hereof, if any Option Award or any part thereof, has not been exercised and the Shares covered thereby not paid for within sixty-two (62) months after the date of grant (or any other period set forth in the instrument granting such Option Award pursuant to Section 7), such Option Award, or  such part thereof, and the right to acquire such Shares, shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection with such  unexercised options  any Shares are held in trust as aforesaid, such trust shall ipso facto expire and the trustee shall thereafter hold such Shares in an unallocated pool until instructed by the Company that some or all of such Shares are again to be held in trust for one or more Grantees.

9.4.
Each payment for Shares under an Option Award shall be in respect of a whole number of Shares, shall be effected in cash or by a cashier’s or certified check payable to the order of the Company, or such other method of payment acceptable to the Company, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

9.5.
In the event that the Company will distribute cash dividends or any other cash payments to shareholders, then the dividends (or cash payments) relating to the Shares already exercised will be transferred to the Trustee, who will transfer dividends (or cash payments) to Grantees who exercised the Option Awards to the extent exercised.

Each Grantee will be fully liable as a Share owner in the Company to the extent of the number and percentage of Shares held on his behalf by the Trustee as a result of the exercise of any Option Award up to the nominal value of his Shares.

10.	Termination of Employment:

10.1.
Subject to the provisions of this Section 10 hereof, if a Grantee should, for any reason, cease to be employed by the Company or any affiliate thereof, as the case may be, then all of his rights, if any, in respect of (a) all Option Awards theretofore granted to him under the Plan and not exercised (to the extent that they are exercisable at the time of termination of Employment) within ninety (90) days after such cessation of employment, and (b) all Shares which may be purchased by him under the Plan and which are not fully paid for within ninety (90) days after such cessation of employment, shall ipso facto terminate.

10.2.
In the event of such resignation or termination of Employment of a Grantee from the employ of the Company or an affiliate thereof, his employment shall, for the purposes of this Section 10 be deemed to have ceased upon the delivery to the employer of notice of resignation, or upon the delivery to the employee of notice of termination of employment, as the case may be, irrespective of the effective date of such resignation or termination of employment.

10.3.
In the event of termination of employment by the Company under circumstances which do not entitle the employee to severance pay (“Pitzuei Piturin”) under the law (hereinafter “Termination for Cause”), then said Grantee shall not be entitled to exercise any Option Awards  subsequent to the time of delivery of the notice of discharge.

10.4.	Deleted.

10.5.	Deleted.

10.6.	Death, Disability, Retirement:

Anything herein to the contrary notwithstanding:

10.6.1
If a Grantee shall die while in the employ of the Company or any affiliate thereof, the “Pro-Rata Share” of his/her Option Awards (as defined below) shall vest upon his/her death. In such event the Grantee’s estate, to the extent that it has acquired by will or by operation of law the rights of the deceased Grantee under the Plan, shall be entitled for a period of six (6) months following the date of death of such Grantee, to exercise such rights of such Grantee not theretofore exercised, to the same extent and on the same terms, as the deceased Grantee could have done during or at the end of such three-month period had he survived and had he continued his employ with the Company, as well as any additional rights acquired by the vesting of his/her Pro-Rata Share of the Option Awards. For the purpose of this subsection, ‘Pro-Rata Share’ of Grantee’s Option Awards shall mean: the number of full months which have passed since the commencement of the vesting period, divided by the number of months included in the total vesting period (i.e., until all Option Awards granted to the Grantee are fully vested), and multiplied by the total number of Option Awards granted to the Grantee.

10.6.2
If a Grantee is unable to continue to be employed by the Company or any affiliate thereof by reason of his becoming incapacitated while in the employ of the Company or any affiliate thereof as a result of an accident or illness or other cause which is approved by the Committee, such Grantee shall continue to enjoy rights under the Plan on such terms and conditions as the Committee in its discretion may determine.

10.6.3	If a Grantee should retire, he shall continue to enjoy such rights, if any, under the Plan and on such terms and conditions as the Committee in its discretion may determine.

10.6.4	In no event will any Shares be released by the Trustee under this Section 10 from the Trust prior to the IPO.

10.7.
Notwithstanding the aforementioned in this Section 10 regarding the exercise periods, if a Grantee of Option granted pursuant to Section 102 of the Ordinance, should, for any reason, cease to be employed by the Company or any affiliate thereof, as the case may be, other than in an event of Termination for Cause, the Grantee shall be entitled to exercise the options that are vested on the date of termination of employment until the later of (i) the date specified in this Section 10 hereof; and (ii) a 90-day period following the lapse of the Holding Period (as defined in the Addendum to this plan). Following such term, all unexercised options, whether vested or not - shall automatically expire.

10.8.
The Company and any Grantee acknowledge that, in case of cessation of employment within the period of 24 months from the date of the grant of an Option Award, the benefits provided in Section 102 of the Ordinance may not be available to the Grantee, and the Company may be required to withhold tax on the date of the issuing of Shares according to the Option Awards, and be subject to any other obligations under law regarding the granting of such Option Awards.

11.	Restricted Share Units:

11.1.
Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under the Plan, Restricted Share Unit(s) (“RSU(s)”). An RSU is a right to receive a Share of the Company, under certain terms and conditions, for a consideration of no more than the underlying Share’s nominal value. Upon the lapse of the exercise conditions of a RSU, such RSU shall automatically vest into a Share issued upon vesting of an RSU of the Company (subject to adjustments under Section 12 herein) and the Grantee shall pay to the Company its nominal value. The Committee, in its sole discretion, shall determine procedures from time to time for payment of such nominal value by the Grantee or for collection of such amount from the Grantee by the Company. However, the Company shall have the full authority in its discretion to determine at any time that said nominal value shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable laws regarding issuance of Shares for consideration that is lower than the nominal value of such Shares.

11.2.
Unless determined otherwise by the Committee, in the event of a termination of employment as described in Section 10 above, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director or consultant of the Company that are not vested on the date of such termination, shall terminate immediately and have no legal effect.

11.3.
All other terms and conditions of the Plan applicable to Option Awards, shall apply to RSUs, mutatis mutandis.  It is clarified, that without deviating from the foregoing in Sub-Section 11.2, the provisions of Section 10 herein, shall, mutatis mutandis, apply to RSUs in the event of termination of employment.

12.	Adjustments:

Upon the happening of any of the following described events, a Grantee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

12.1.
In the event the Ordinary Shares of  the Company shall be subdivided or combined into a greater or smaller number of Shares or if, upon a merger, consolidation, reorganization, recapitalization or the like, the Ordinary Shares of the Company shall be exchanged for other securities of the Company or of another corporation, then, upon the exercise of an Option Award, each Grantee shall be entitled, subject to the conditions herein stated, to purchase such number of Ordinary Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Ordinary Shares of the Company which such Grantee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per Share to reflect such subdivision, combination,  or exchange.

12.2.
In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (stock dividend) upon or with respect to any Shares which shall at the time be subject to a right of purchase by a Grantee hereunder,  each Grantee, upon exercising such right, shall be entitled to receive (for the purchase price payable upon such exercise), the Shares as to which he is exercising his said right and, in addition thereto (at no additional cost), such number of Shares of the class or classes in which such bonus shares (stock dividend) were declared, and such amount of cash in lieu of fractional Shares, as is equal to the amount of Shares and the amount of cash in lieu of fractional Shares which he would have received had he been the holder of the Shares as to which he is exercising his said right at all times between the date of the granting of such right and the date of its exercise.

12.3.
Upon the happening of any of the foregoing events, the class and aggregate number of Ordinary Shares issuable pursuant to the Plan, in respect of which Option Awards have not yet been granted, shall also be appropriately adjusted to reflect the events specified in Sections 12.1 and 12.2 above.

12.4.	Adjustments Upon a Hostile Takeover

12.4.1
The Committee shall have the discretionary authority to structure one or more outstanding Option Awards so that those Awards shall, immediately prior to the effective date of a Hostile Takeover, vest and become exercisable as to all or a portion the Shares at the time subject to those Awards and may be exercised as to any or all of those Shares as fully vested Shares, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the express terms of such transaction, and may prescribe and imposed any additional conditions for such acceleration.  Without derogating from the foregoing, unless otherwise determined by the Committee, upon the occurrence of a Hostile Takeover, (A) all outstanding Option Awards shall immediately vest and become exercisable and (B) either (i) the person(s) effecting the Hostile Takeover (or a parent or subsidiary of such person(s), as applicable) will be required to assume each outstanding Option Award or substitute an equivalent equity award therefor; or (ii) terminate and cancel all outstanding Option Awards upon the Hostile Takeover and pay the holder of each such Option Award cash equal to the product of (x) the difference between the Fair Market Value of the Company’s Shares on the date of the Hostile Takeover and the exercise price of such Option Award, and (y) the number of Shares subject to such Option Awards; or (iii) apply other appropriate adjustments to outstanding Option Awards.

12.4.2
For the purposes of this Section 12, an Option Award shall be considered assumed if, following the merger or consolidation, the option confers the right to purchase, for each Share subject to the Option Award immediately prior to the merger or consolidation, the consideration (whether stock, cash, or other securities or property) received in the merger or consolidation by shareholders of the Company for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction was not solely common stock of the successor corporation or its parent, the Committee may, among others, provide for the consideration to be received upon the exercise of the Option Awards, for each Share subject to the Option Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by the Company's shareholders in the transaction.

12.4.3
For the purpose of this subsection, "Hostile Takeover" means any of the following events which is not approved or recommended by the Board (for the sake of clarity, remaining neutral will be deemed as approval) prior to such transaction (or, with respect to clause (ii) below, within 10 Business Days thereafter, as may be extended by the Board from time to time): (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares of the Company would be converted into cash, securities or other property; or (ii) any acquisition, directly or indirectly, by any person (includes any individual, partnership, firm, corporation or other entity) or related group of persons (other than the Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act of 1934) of over 20% of the issued and outstanding Shares of the Company; or (iii)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less, such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or (iv) the occurrence of any other event the Board determines shall constitute a "Hostile Takeover" hereunder;

12.4.4
For the purpose of this subsection, "Excluded Persons" means any of the following: (i) the Company; (ii) any wholly-owned subsidiary of the Company; and (iii) Mr. Yehuda Zisapel (together with his affiliates).

12.5.
The Committee shall determine the specific adjustments to be made under this Section 12, and its determination shall be conclusive. This includes, in the case of a corporate transaction (a merger, consolidation, reorganization, recapitalization or the like) where the Awards are not exchanged (by way of assumption or substitution), determination that (i) the Awards shall be cashed out for a consideration equal to the difference between the price received by the shareholders of the Company in the corporate transaction and the exercise price, purchase price, or nominal value, as the case may be, of such Award, and (ii) Grantees shall receive advance notification that all outstanding Awards shall terminate immediately following the consummation of the transaction, unless vested Awards are exercised theretofore (with an advance period, if any, before such consummation, being determined by the Committee).

13.	Assignability and Sale of Shares:

13.1.
Except as provided for in Section 10.8 hereinabove, no Option Award and no Shares purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of his rights to purchase Shares hereunder shall be exercisable only by him.

13.2.
The Grantee will not be allowed to sell any Shares purchased pursuant to the exercise of Option Awards granted hereunder before the later of the second anniversary of the date of grant of the Option Awards or the IPO.

14.	Term and Amendment of the Plan:

14.1.
The Plan was adopted by the Board of Directors of the Company on August 6, 1997 (as amended on June 28, 2001, July 25, 2007, December 10, 2012 and March 21, 2013) and shall expire when the Board so resolves (except as to Option Awards outstanding on that date).

14.2.
Subject to applicable laws, the Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect.  In no event will any action of the Company alter or impair the rights of a Grantee, without his consent, under any Option Award previously granted to him.

15.	Continuance of Employment:

Neither the Plan nor the Agreement shall impose any obligation on the Company or an affiliate thereof to continue to keep any Grantee in its employ, and nothing in the Plan or in any Option Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company or an affiliate thereof, or restrict the right of the Company or an affiliate thereto to terminate such employment at any time.

16.	Governing Law:

The Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

17.	Application of Funds:

The proceeds received by the Company from the sale of Shares pursuant to Option Awards granted under the Plan will be used for general corporate purposes of the Company or any subsidiary thereof.

18.	Tax Consequences:

Any tax consequences arising from the grant or exercise of any Option Award, from the payment for Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee.  Furthermore, the Grantee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.